SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (Amendment No. 1)*

                       Action Performance Companies, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
                         (Title of Class of Securities)

                                    004933107
                                 (CUSIP Number)

                                  June 30, 2003
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G/A is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 13 Pages)
---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 004933107                      13G/A             Page 2 of 13 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              SAB CAPITAL PARTNERS, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 995,149
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 995,149
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 995,149
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 5.6%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 004933107                      13G/A             Page 3 of 13 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              SAB CAPITAL PARTNERS II, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 25,968
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 25,968
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 25,968
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 0.1%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 004933107                      13G/A             Page 4 of 13 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              SAB CAPITAL ADVISORS, L.L.C.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 1,021,117
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,021,117
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 1,021,117
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 5.7%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 004933107                      13G/A             Page 5 of 13 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              SAB OVERSEAS CAPITAL MANAGEMENT, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 1,067,783
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,067,783
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 1,067,783
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 6.0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 004933107                      13G/A             Page 6 of 13 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              SAB CAPITAL MANAGEMENT, L.L.C.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 1,067,783
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,067,783
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 1,067,783
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 6.0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 004933107                      13G/A             Page 7 of 13 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                SCOTT A BOMMER
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              United States of America
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 2,088,900
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 2,088,900
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 2,088,900
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 11.7%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 004933107                      13G/A             Page 8 of 13 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Action Performance Companies, Inc. (the
"Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive office is located at 4707 E. Baseline Road, Phoenix, AZ 85042.

Item 2(a).     Name of Person Filing:

     This statement is filed by:

            (i) SAB Capital Partners, L.P., a Delaware limited partnership ("SAB"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

            (ii) SAB Capital Partners II, L.P., a Delaware limited partnership ("SAB II", and together with SAB, the "Partnerships"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

            (iii) SAB Capital Advisors, L.L.C., a Delaware limited liability company (the "General Partner"), which serves as the general partner of each of the Partnerships, with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by each of the Partnerships;

            (iv) SAB Overseas Capital Management, L.P., a Delaware limited partnership (the "Investment Manager"), which serves as investment manager to and has investment discretion over the securities held by SAB Overseas Fund, Ltd., a Cayman Islands exempted company ("SAB Overseas"), with respect to shares of Common Stock directly owned by SAB Overseas;

            (v) SAB Capital Management, L.L.C., a Delaware limited liability company (the "IMGP"), which serves as the general partner to the Investment Manager, with respect to shares of Common Stock directly owned by SAB Overseas; and

            (vi) Mr. Scott A. Bommer ("Mr. Bommer"), who serves as the managing member of the General Partner and of the IMGP, with respect to shares of Common Stock directly owned by the Partnerships and SAB Overseas.

     The Partnerships, the General Partner, the Investment Manager, the IMGP and Mr. Bommer are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

CUSIP No. 004933107                      13G/A             Page 9 of 13 Pages

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is 712 Fifth Avenue, 42nd Floor, New York, N.Y. 10019.

Item 2(c).     Citizenship:

     Each of the Partnerships, the General Partner, the Investment Manager and the IMGP is organized under the laws of the State of Delaware. Mr. Bommer is a citizen of the United States of America.

Item 2(d).     Title of Class of Securities:

     Common Stock, $.01 Par Value (the "Common Stock")

Item 2(e).  CUSIP Number:

     004933107

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ]  Broker or dealer registered under Section 15 of the Act,

          (b) [ ]  Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ]  Insurance Company as defined in Section 3(a)(19) of the
                   Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]  Investment Adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box:  [x]

CUSIP No. 004933107                      13G/A            Page 10 of 13 Pages

Item 4.   Ownership.

     A.   SAB Capital Partners, L.P.
            (a) Amount beneficially owned: 995,149
            (b) Percent of class: 5.6%
                The percentages used herein and in the rest of this Schedule 13G/A are calculated based upon the 17,853,460 shares of Common Stock issued and outstanding on April 15, 2003, as reflected in the Company's Form 10-Q for the quarterly period ended March 31, 2003.
            (c) Number of shares as to which such person has:
                (i)   Sole power to vote or direct the vote: -0-
                (ii)  Shared power to vote or direct the vote: 995,149
                (iii) Sole power to dispose or direct the disposition: -0-
                (iv)  Shared power to dispose or direct the
                      disposition:  995,149

     B.   SAB Capital Partners II, L.P.
            (a) Amount beneficially owned: 25,968
            (b) Percent of class: 0.1%
            (c) Number of shares as to which such person has:
                (i)   Sole power to vote or direct the vote: -0-
                (ii)  Shared power to vote or direct the vote: 25,968
                (iii) Sole power to dispose or direct the disposition: -0-
                (iv)  Shared power to dispose or direct the
                      disposition:  25,968

     C.   SAB Capital Advisors, L.L.C.
            (a) Amount beneficially owned: 1,021,117
            (b) Percent of class: 5.7%
            (c) Number of shares as to which such person has:
                (i)   Sole power to vote or direct the vote: -0-
                (ii)  Shared power to vote or direct the vote: 1,021,117
                (iii) Sole power to dispose or direct the disposition: -0-
                (iv)  Shared power to dispose or direct the
                      disposition:   1,021,117

     D.   SAB Overseas Capital Management, L.P.
            (a) Amount beneficially owned: 1,067,783
            (b) Percent of class: 6.0%
            (c) Number of shares as to which such person has:
                (i)   Sole power to vote or direct the vote: -0-
                (ii)  Shared power to vote or direct the vote: 1,067,783
                (iii) Sole power to dispose or direct the disposition: -0-
                (iv)  Shared power to dispose or direct the
                      disposition:  1,067,783

CUSIP No. 004933107                      13G/A            Page 11 of 13 Pages

     E.   SAB Capital Management, L.L.C.
            (a) Amount beneficially owned: 1,067,783
            (b) Percent of class: 6.0%
            (c) Number of shares as to which such person has:
                (i)   Sole power to vote or direct the vote: -0-
                (ii)  Shared power to vote or direct the vote: 1,067,783
                (iii) Sole power to dispose or direct the disposition: -0-
                (iv)  Shared power to dispose or direct the
                      disposition:  1,067,783

     F.   Scott A. Bommer
            (a) Amount beneficially owned: 2,088,900
            (b) Percent of class: 11.7%
            (c) Number of shares as to which such person has:
                (i)   Sole power to vote or direct the vote: -0-
                (ii)  Shared power to vote or direct the vote: 2,088,900
                (iii) Sole power to dispose or direct the disposition: -0-
                (iv)  Shared power to dispose or direct the
                      disposition:  2,088,900

Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     SAB Overseas, a client of the Investment Manager, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported in this Schedule 13G/A. SAB Overseas holds more than five percent of the class of securities reported herein.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     See Item 2.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

CUSIP No. 004933107                      13G/A            Page 12 of 13 Pages

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATED:  July 10, 2003


                                   /s/ Scott A Bommer
                                  -------------------------------------
                                  Scott A Bommer,
                                  individually and as managing member of
                                  (a) SAB Capital Advisors, L.L.C.,
                                  for itself and as the general partner of
                                  (i) SAB Capital Partners, L.P. and
                                  (ii) SAB Capital Partners II, L.P.; and
                                  (b) SAB Capital Management, L.L.C.,
                                  for itself and as the general partner of
                                  SAB Overseas Capital Management, L.P.

CUSIP No. 004933107                  13G/A               Page 13 of 13 Pages

                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)


     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G/A, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  July 10, 2003


                                  /s/ Scott A Bommer
                                  -------------------------------------
                                  Scott A Bommer,
                                  individually and as managing member of
                                  (a) SAB Capital Advisors, L.L.C.,
                                  for itself and as the general partner of
                                  (i) SAB Capital Partners, L.P. and
                                  (ii) SAB Capital Partners II, L.P.; and
                                  (b) SAB Capital Management, L.L.C.,
                                  for itself and as the general partner of
                                  SAB Overseas Capital Management, L.P.